Exhibit 10.3

THIS GUARANTEE is given on 10 March 2025 by INTERNATIONAL PAPER COMPANY (the “Guarantor”).

WHEREAS:

(A)	The Guarantor has agreed to guarantee the payment Obligations (as defined below) of DS Smith Limited (the “Issuer”) in respect of the Relevant Notes (as defined below).

(B)

Terms defined in the terms and conditions of the Relevant Notes, as supplemented by the final terms in respect of the Relevant Notes (the “Conditions”), and/or in the Relevant Trust Deed (as defined below) and not otherwise defined in this Guarantee shall have the same meaning when used in this Guarantee.

NOW THIS DEED WITNESSETH as follows:

1.	In this Guarantee, the following words and expressions have, unless the context otherwise requires, the meanings set out opposite them below:

“Programme”	means the Issuer’s Euro Medium Term Note Programme;

“Relevant Notes”	means the £250,000,000 2.875 per cent. Notes due 26 July 2029 (ISIN: XS1652512705) issued by the Issuer under the Programme;

“Relevant Trust Deed”	means the trust deed dated 10 March 2015 relating to the Programme made between the Issuer and the Trustee, as supplemented by the first supplemental trust deed dated 19 April 2016 made between the Issuer and the Trustee and the second supplemental trust deed dated 14 July 2017 made between the Issuer and the Trustee and constituting the Relevant Notes, as may be further modified, restated, varied, replaced and/or supplemented from time to time; and

“Trustee”	means Citicorp Trustee Company Limited and shall, wherever the context so admits, include such company and all other persons or companies for the time being the trustee or trustees of the Relevant Trust Deed.

2.	The Guarantor hereby unconditionally and irrevocably:

(a)

guarantees to the Trustee (for the benefit of the Noteholders (as defined in the Conditions)) the punctual payment when due, whether at stated maturity, by acceleration or otherwise, of the principal of, premium, if any, and interest on the Relevant Notes, according to the terms of the Relevant Notes and as more fully described in the Conditions, and any other amounts payable by the Issuer under the Relevant Notes and/or (insofar as it relates to the Relevant Notes) the Relevant Trust Deed as and when the same shall become due (together, the “Obligations”); and

(b)

agrees that, if and each time that the Issuer shall fail to make any payments as and when the same become due, the Guarantor will on demand (without requiring the Trustee first to take steps against the Issuer or any other person) pay to the Trustee (for the benefit of the Noteholders), in a manner effective to discharge the Obligations under the Conditions of the Relevant Notes and the Relevant Trust Deed, the amounts (as to which the certificate of the Trustee shall in the absence of manifest error be conclusive) in the currency in which the amounts are payable by the Issuer.

3.

All payments of principal, premium (if any) or interest in respect of the Relevant Notes and/or (insofar as it relates to the Relevant Notes) the Relevant Trust Deed by the Guarantor under this Guarantee will be made without withholding or deduction for, or on account of, any present or future taxes or duties of whatever nature imposed or levied by or on behalf of any Tax Jurisdiction unless such withholding or deduction is required by law. In that event, the Guarantor will pay such additional amounts as shall be necessary in order that the net amounts received by the Noteholders after the withholding or deduction shall equal the respective amounts of principal or interest which would otherwise have been receivable in respect of the Relevant Notes in the absence of such withholding or deduction; except that no additional amounts shall be payable with respect to any Relevant Note:

(a)	presented for payment in the United Kingdom;

(b)

presented for payment by, or on behalf of, or held by, a Noteholder, where such withholding or deduction was attributable to the failure of the Noteholder or beneficial owner of such Relevant Note to comply with any reasonable request by or on behalf of the Issuer addressed to the Noteholder and made at least 60 days before any such withholding or deduction would be withheld to satisfy any Certification Requirement (which the Noteholder or beneficial owner would be able to legally and properly satisfy);

(c)

the holder of which is liable for such taxes or duties in respect of such Relevant Note by reason of his having some connection with a Tax Jurisdiction other than the mere holding of such Relevant Note; or

(d)

presented for payment more than 30 days after the Relevant Date except to the extent that the Noteholder thereof would have been entitled to an additional amount on presenting the same for payment on such thirtieth day assuming that day to have been a Payment Day (as defined in the Conditions).

For these purposes:

(i)

“Certification Requirement” means any certification, identification, information or other reporting requirements, whether required by statute, treaty, regulation or administrative practice of a tax jurisdiction as a precondition to exemption from, or reduction in the rate of deduction or withholding of, taxes imposed by such tax jurisdiction (including, without limitation, a certification that the holder or beneficial owner is not resident in the tax jurisdiction);

(ii)	“Tax Jurisdiction” means the United States of America or any political subdivision or any authority thereof or therein having power to tax; and

(iii)

the “Relevant Date” means the date on which such payment first becomes due, except that, if the full amount of the moneys payable has not been duly received by the Trustee or the Principal Paying Agent on or prior to such due date, it means the date on which, the full amount of such moneys having been so received, notice to that effect is duly given to the Noteholders in accordance with Condition 14 of the Conditions of the Relevant Note.

4.

The obligations of the Guarantor under this Guarantee are as primary obligor and not merely as a surety, and shall not be affected by any matter or thing which but for this provision might operate to affect the Obligations including, without limitation:

(a)	any time or indulgence granted to or composition with the Issuer or any other person;

(b)	the taking, variation, renewal or release of remedies or securities against the Issuer or any other person;

(c)	any amendment to any other provisions of the Relevant Trust Deed or to the Conditions; or

(d)	any unenforceability, invalidity or irregularity.

5.

Where any discharge (whether in respect of the Obligations of the Issuer or any security for the Obligations of the Issuer or otherwise) is made in whole or in part or any arrangement is made on the faith of any payment, security or other disposition which is avoided or must be repaid on bankruptcy, liquidation or otherwise without limitation, the liability of the Guarantor under this Guarantee shall continue as if there had been no discharge or arrangement.

6.	The Guarantor represents and warrants that:

(a)

the obligations of the Guarantor under this Guarantee constitute the direct, unconditional, unsubordinated and unsecured obligations of the Guarantor and rank pari passu among themselves and (save for certain obligations required to be preferred by law) equally with all other unsecured and unsubordinated obligations of the Guarantor, including, for the avoidance of doubt, any guarantee provided by the Guarantor, from time to time outstanding; and

(b)	all necessary governmental consents and authorisations for the giving and implementation of this Guarantee have been obtained.

7.

Until all amounts which may be or become payable under the Relevant Notes have been irrevocably paid in full, the Guarantor shall not by virtue of this Guarantee be subrogated to any rights of the Trustee or the Noteholders or claim in competition with the Trustee (for the benefit of the Noteholders) or the Noteholders against the Issuer.

8.

This Guarantee shall enure for the benefit of the Trustee (for the benefit of the Noteholders) and shall be deposited with and held by the Trustee. For the avoidance of doubt, the Trustee shall not be bound to take any steps, action or proceedings in relation to this Guarantee (including but not limited to the taking of any proceedings and/or other steps mentioned in clause 10 below) unless respectively directed or requested to do so (a) by an Extraordinary Resolution, or (b) in writing by the holders of at least one-fifth in nominal amount of the Notes then outstanding and in either case then only if it shall be indemnified and/or secured and/or pre-funded to its satisfaction against all Liabilities to which it may thereby render itself liable, or which it may incur by so doing.

9.	This Guarantee is governed by, and shall be construed in accordance with, the laws of England.

10. (a)

The Guarantor irrevocably agrees for the exclusive benefit of the Trustee that the courts of England are to have jurisdiction to settle any disputes which may arise out of or in connection with this Guarantee and that accordingly any suit, action or proceedings arising out of or in connection with this Guarantee (together referred to as “Proceedings”) may be brought in the courts of England. Without prejudice to the foregoing, the Issuer further irrevocably agrees that any Proceedings may be brought in any New York State or United States Federal Court sitting in New York.

(b)

The Guarantor irrevocably waives any objection which it may have now or hereafter to the laying of the venue of any Proceedings in such courts and any claim that any Proceedings have been brought in an inconvenient forum and further irrevocably agrees that a judgment in any Proceedings brought in such courts shall be conclusive and binding upon the Guarantor and may be enforced in the courts of any other jurisdiction.

(c)

The Guarantor appoints International Paper UK Holdings Limited (registered number: 15880439) at its registered office at Level 3, 1 Paddington Square, London, United Kingdom, W2 1DL for the time being in England to accept service of process on its behalf. If such person shall cease to have an office in England, the Guarantor shall appoint another person with an office in England to accept service. The Guarantor will procure that, so long as any of the Relevant Notes remains outstanding, a person with an office in England shall be appointed to accept service.

(d)	Nothing in this Guarantee shall affect the right to serve process in any other manner permitted by law.

IN WITNESS WHEREOF this Guarantee has been entered into as a deed poll by the Guarantor on the date which appears first on page 1.

EXECUTED as a DEED	)
by INTERNATIONAL PAPER COMPANY, and	)	/s/ Jay D. Laramie
signed and delivered as a deed on	)
its behalf by	)
in the presence of:	)

Witness:

Signature: /s/ Rhonda Gorton

Name: Rhonda Gorton

Address: 1740 International Drive Memphis, TN 38197